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                                                                Exhibit A-2

Form of "Blank Check" Preferred Stock Provisions


The Board of Directors shall have authority by resolution to divide the Preferred Stock into one or more series, to issue shares of any such series and, within the limitations set forth in this Certificate of Incorporation or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established including, without limitation, the following:

	(1)	the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of such series then outstanding) by resolution of the Board of Directors, the distinctive designation thereof and the stated value thereof if different than the par value thereof.

	(2)	whether the shares of such series shall have voting powers, and if any, the terms of such voting powers;

	(3)	the dividend rates, if any, on the shares of such series or the manner in which such rate or rates shall be determined, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividends shall be cumulative or noncumulative;

	(4)	whether the shares of such series shall be subject to redemption by the corporation, and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;

	(5)	the relative amounts, and the relative rights or preferences, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the
liquidation, dissolution or winding-up of the corporation;

	(6)	whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and the manner in which any such retirement or sinking funds shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes, and the terms and provisions relative to the operation of such retirement or sinking fund;

	(7)	whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;


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	(8)	the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common
Stock or any other class or classes of stock of the corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up of the corporation.

	(9)	the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issuance of any additional stock (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation, dissolution or winding-up of the corporation; and

	(10)	any other preference, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with law, this Article or any resolution of the Board of Directors pursuant hereto.